UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 27, 2021

ASCEND WELLNESS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-254800	83-0602006

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 Broadway

16th Floor

New York, NY 10018

(Address of principal executive offices)

(646) 661-7600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below).

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01  Entry into a Material Definitive Agreement.

Credit Agreement.

On August 27, 2021, Ascend Wellness Holdings, Inc., as borrower (the “Company”), a group of lenders and Acquiom Agency Services LLC, as administrative agent and collateral agent, entered into a Credit Agreement (the “Credit Agreement”), for which Seaport Global Securities LLC acted as placement agent, providing for a term loan facility of $210,000,000 (the “Debt Facility”).

On August 27, 2021, the Company used a portion of the proceeds from the Debt Facility to prepay in full and terminate (a) the Credit and Guaranty Agreement, dated as of October 15, 2020, as amended, among the Company, Ascend Illinois Holdings, LLC, Ascend Illinois, LLC, their subsidiaries, a group of lenders and Seventh Avenue Investments, LLC as administrative and collateral agent, which provided a term loan facility of which $25,000,000 was then outstanding and (b) the Amended and Restated Financing Agreement, dated as of October 29, 2020, among Ascend New Jersey, LLC, AWH NJ HoldCo LLC, their subsidiaries, and the lenders, collateral agent and administrative agent party thereto, which provided a term loan facility of which $20,000,000 was then outstanding.

The Debt Facility matures on August 27, 2025 and does not require scheduled principal amortization payments. Mandatory prepayments are required from the proceeds of (i) indebtedness that is not permitted by the Credit Agreement and (ii) asset sales and casualty events, subject to customary reinvestment rights. The Company may prepay the Debt Facility at any time, provided that principal prepayments (a) prior to February 27, 2023 must be accompanied by a customary make-whole payment, (b) on and after such date and prior to February 27, 2024 must be accompanied by a prepayment premium equal to 4.75% of the principal amount prepaid and (c) on and after February 27, 2024 and prior to February 27, 2025, must be accompanied by a prepayment premium equal to 3.75% of the principal amount prepaid. No prepayment premium is required for prepayments on or after February 27, 2025. Once repaid, amounts borrowed under the Debt Facility may not be re-borrowed.

Advances made under the Debt Facility bear interest at the fixed rate of 9.5% per annum, payable quarterly and, as to any portion of the term loan that is prepaid, on the date of prepayment.

The Credit Agreement permits the Company (a) to request an extension of the maturity date for 364 days in the lenders’ discretion and (b) to increase the Debt Facility up to $275,000,000 if the then existing lenders (or other lenders) agree to provide such additional term loans.

Under the Credit Agreement, the Company is required to comply with two financial covenants, commencing with its fiscal quarter ending December 31, 2021. The Company may not permit its Liquidity (defined as unrestricted cash and cash equivalents pledged under the Debt Facility plus any future revolving credit availability) to be below $20,000,000 as of the last day of any fiscal quarter. Additionally, the Company may not permit the ratio of consolidated EBITDA to consolidated cash interest expense for any period of four consecutive fiscal quarters to be less than the following ratios: (i) for the period ending December 31, 2021, 2.00:1.00, (ii) for the period ending March 31, 2022, 2.25: 1:00 and (iii) for the period ending June 30, 2022 and thereafter 2.50:1.00. The Company has a customary equity cure right for each of these financial covenants.

The Credit Agreement requires the Company to make representations and warranties and to comply with covenants that are customary in loan agreements of this type, including restrictions on the payment of dividends, repurchase of stock, incurrence of indebtedness, dispositions and acquisitions. The Credit Agreement also contains customary events of default, including non-payment of principal or interest, violations of covenants, bankruptcy, change of control, cross defaults to other debt and material judgments.

The Company intends to use the proceeds from the Debt Facility to repay existing subsidiary credit facilities, to finance pending transactions with MedMen NY, Inc. and Chicago Alternative Health Center, LLC and for general corporate purposes.

The Debt Facility is guaranteed by all the Company’s subsidiaries. The Debt Facility is secured by substantially all the assets of the Company and its subsidiaries.

The foregoing description of the Debt Facility is only a summary and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits

10.1+	Credit Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

+    Portions of this exhibit have been redacted in compliance with Regulation S-K Item 601(b)(10)(iv). The omitted information is not material and is the type that the registrant treats as private or confidential. The Company agrees to furnish an unredacted copy to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ascend Wellness Holdings, Inc.

September 1, 2021	/s/ Daniel Neville

Daniel Neville Chief Financial Officer (Principal Financial Officer)